Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Middlefield Banc Corp. of our report dated March 15, 2017, relating to the consolidated financial statements of Middlefield Banc Corp. appearing in the 2016 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass P.C.

Cranberry Township, Pennsylvania
July 17, 2017